Confidential treatment has been requested for portions of this exhibit. The copy filed herewith omits the information subject to the confidentiality request. Omissions are designated as *****. A complete version of this exhibit has been filed separately with the Securities and Exchange Commission.

Exhibit 10.28

DWANGO / REALNETWORKS

LICENSING AGREEMENT

This Licensing Agreement (“Agreement”), is effective as of the 30th day of March, 2004 (“Effective Date”), and is entered into by and between Dwango North America Corp. (“DNA”), a Texas corporation with a principal place of business at 200 West Mercer Street, Suite 501, Seattle, WA 98119, on the one hand, and RealNetworks, Inc., a Washington corporation with a principal place of business at 2601 Elliot Avenue, Suite 100, Seattle, WA 98121, and Rolling Stone LLC, a Delaware limited liability company, on the other hand (RealNetworks, Inc. and Rolling Stone LLC shall collectively be referred to as “RN”). DNA and RN may be referred to in this Agreement individually as a “Party” and together as the “Parties”.

WITNESSETH:

WHEREAS, DNA has developed and/or licensed the rights to the Ring Tone Service and the Games (each as defined in Section 1 of this Agreement);

WHEREAS, RN owns or has licensed the right use the ROLLING STONE Properties (as defined in Section 1 of this Agreement);

WHEREAS, DNA wants to license certain ROLLING STONE Properties from RN, and wants to incorporate those ROLLING STONE Properties into the Ring Tone Service and the Games to create the ROLLING STONE Ring Tone Service and the ROLLING STONE Games (each as defined in Section 1 of this Agreement), provide the delivery, support, community and infrastructure services for the commercial exploitation of the ROLLING STONE Ring Tone Service and the ROLLING STONE Games and share the revenue generated from such commercial exploitation with RN;

WHEREAS, RN wants DNA to (i) develop the ROLLING STONE Ring Tone Service and the ROLLING STONE Games and (ii) promote them within the mobile device community, and RN wants to receive a royalty from the commercial exploitation of the ROLLING STONE Ring Tone Service and the ROLLING STONE Games; and

WHEREAS, the Parties wish to enter into an agreement whereby RN will license the ROLLING STONE Properties to DNA, DNA will develop the ROLLING STONE Ring Tone Service and the ROLLING STONE Games, and the Parties will share the revenue generated by the ROLLING STONE Ring Tone Service and the ROLLING STONE Games;

NOW, THEREFORE, in consideration of the premises and of the mutual covenants contained herein, the Parties hereby agree as follows:

Definitions. As used in this Agreement, the Parties hereto agree the words set forth below shall have the meanings thereby specified:

1.1.	“Additional Games Advance” shall mean a non-refundable sum of Seventy Five Thousand Dollars ($75,000) for each ROLLING STONE Game in excess of two developed and publicly available by DNA.

1.2.	“Advertising Fee” shall mean a non-refundable sum of One Million Dollars ($1,000,000) payable in cash, check or other immediately available funds according to the schedule set forth in Section 5.2.4.

1.3.	“Carrier Royalty” means the amount of the Ring Tone Service Gross Revenue or Games Gross Revenue, as the case may be, payable to the Wireless Carrier Partner, as agreed on between such Wireless Carrier Partner and DNA.

1.4.	“Confidential Material” shall mean any oral, written, graphic or machine readable information including, but not limited to, that which relates to patents, patent applications, research, product plans, products, developments, inventions, processes, designs, drawings, engineering, formulae, markets, software (including source and object code), hardware configuration, computer programs, algorithms, business plans, agreements with third parties, services, customers, marketing or finances, as known and disclosed by one Party to another Party. Confidential Material specifically includes all orally disclosed confidential information, if such information is not public and should reasonably be deemed in the circumstances to be the private information of the other party, is identified as proprietary, confidential, or private upon disclosure or is confirmed in writing to have been confidential within thirty (30) days of the oral disclosure. Confidential Material also includes the terms of this Agreement.

1.5.	“DNA Trademarks” shall mean DWANGO®, and all other product names, logos, trade names and trademarks owned or used by DNA (for purposes of this definition only, the term DNA shall include Dwango North America, Inc., Dwango North America, Corp., and any subsidiary, division or other entity owned and/or controlled by Dwango North America, Inc., and/or Dwango North America, Corp.), but shall not include any ROLLING STONE Properties. Title to and all ownership rights of, in and to the DNA Trademarks are and will remain the property of DNA, which shall have the exclusive right to protect the same.

1.6.	“Games” shall mean a minimum of two wireless games developed by DNA and approved by RN in writing in advance and distributed by DNA solely pursuant to this Agreement, specifically excluding any ROLLING STONE Properties. DNA shall have the right to distribute more than two wireless games pursuant to this Agreement so long as such games are approved by RN in writing and DNA pays RN the Additional Games Advance for each additional ROLLING STONE Game developed and made publicly available by DNA. The Games shall include any modifications, additions, enhancements and upgrades to the Games, but shall in no event include any ROLLING STONE Properties. For the avoidance of doubt, Games are limited to wireless games on mobile phones and other wireless mobile devices with mobile phone functionality, and shall specifically exclude all other types of digital games including Internet games distributed over the Internet for use primarily on a PC or Mac. As between RN and DNA, title to and all ownership rights of, in and to the Games, and the copyrights, trademarks, patents and other intellectual property rights therein, are and will remain the property of DNA, which shall have the exclusive right to protect the same by copyright, trademark, patent or otherwise.

1.7.

“Games Gross Revenue” shall mean all revenue, fees, sums, income, proceeds, or remuneration of any sort (or the fair market value thereof, if not cash) collected, credited to, received or receivable by any Wireless Carrier Partner or any other entity as a direct or indirect result of, or in consideration of access to or the ability to grant others access to, in whole or in part, the ROLLING STONE Games or any part thereof. For the avoidance of doubt, Ring Tone Service Gross Revenue shall include all revenue or remuneration of any sort received by any entity in consideration of advertising on or through the Rolling Stone Ring Tone Service or in consideration of sales through, on or referred from the Rolling Stone Ring Tone Service. Notwithstanding the above, Games Gross Revenue shall exclude any retail revenue collected by or owed to Wireless Carrier Partners or other entities of which DNA is owed a share but is not actually paid, credited, compensated or otherwise rewarded in any manner or form (including with non-cash compensation) by the Wireless Carrier Partner or other third party (i.e. bad debt). In determining Games Gross Revenue, DNA shall rely to the extent reasonable on documents delivered to it by each Wireless Carrier Partner or other applicable entity that set forth the payments received by, credited to and due to the Wireless Service Provider or other applicable entity from its customers for access to, the right to grant access to or use of the ROLLING STONE Games.

1.8.	“Gross Revenues” means Ring Tone Service Gross Revenue plus Games Gross Revenue.

1.9.	“Initial RN Royalties Advance” shall mean a non-refundable sum of Seven Hundred Fifty Thousand Dollars ($750,000) payable in cash, check or other immediately available funds.

1.10.	“Intellectual Property Rights” shall mean all copyrights (including, without limitation, the exclusive right to reproduce, distribute copies of, display and thereupon perform the copyrighted work and to prepare derivative works), copyright registrations and applications, trademark rights (including, without limitation, registrations and applications), patent rights, including registration and application, trade names, mask work rights, trade secrets, moral rights, author’s rights, algorithms, rights in packaging, goodwill and other intellectual property rights, and all divisions, continuations, reissues, renewals and extensions thereof, regardless of whether any such rights arise under the laws of the United States or any other state, country or jurisdiction, and all derivative works of any copyrighted work.

1.11.	“Magazine Advertising Commitments” shall mean RN’s advertising commitments set forth in Section 4.2.2.

1.12.	“Master Recording Tones” shall mean digital music clips of actual commercial recordings covered by a master license with the appropriate license holder.

1.13.

“Ring Tone Service Gross Revenue” shall mean all revenue, fees, sums, proceeds, income, or remuneration of any sort collected, credited to, received or receivable by any Wireless Carrier Partner or any other entity as a direct or indirect result of, or in consideration of access to or the ability to grant others access to, in whole or in part, the ROLLING STONE Ring Tone Service or any part thereof. For the avoidance of doubt, Ring Tone Service Gross Revenue shall include all revenue or remuneration of any sort received by an entity in consideration of advertising on or through the Rolling Stone Ring Tone Service or in consideration of sales through, on or referred from the Rolling Stone Ring Tone Service. Notwithstanding the above, Ring Tone Service Gross Revenue shall exclude any retail revenue collected by or owed to Wireless Carrier Partners or other entities of which DNA is owed a share but is not actually paid, compensated or rewarded in any manner or form (including non-cash compensation) by the Wireless Carrier Partner or other third party (i.e. bad debt). In determining Ring Tone Service Gross Revenue, DNA shall rely to the extent reasonable on documents delivered to it by each Wireless Carrier Partner or other applicable entity that sets forth the payments received by, credited to and due to the Wireless Service Provider or other applicable entity from its customers for access to, the right to grant access to or use of the ROLLING STONE Ring Tone Service.

1.14.	“Ring Tone Service” shall mean DNA’s service that permits users of wireless services to browse, sample, download, play, use and purchase ring tones and services and features related to the ring tones, except to the extent they incorporate ROLLING STONE Properties. The Ring Tone Service shall include any modifications, additions, enhancements and upgrades to the Ring Tone Service, but shall in no event include any ROLLING STONE Properties. As between RN and DNA, title to and all ownership rights of, in and to the Ring Tone Service, and the copyrights, trademarks, patents and other intellectual property rights related thereto, are and will remain the property of DNA, which shall have the exclusive right to protect the same by copyright, trademark, patent or otherwise.

1.15.	“ROLLING STONE Games” shall mean the Games after incorporating the ROLLING STONE Properties.

1.16.	“ROLLING STONE Properties” shall mean the ROLLING STONE® name, the ROLLING STONE logo, and any other Intellectual Property Rights owned by or licensed to RN and associated with the ROLLING STONE brand that RN expressly and specifically approves in writing and that is included in the version of the ROLLING STONE Games that is specifically approved by RN in writing. The ROLLING STONE Properties shall include any modifications, additions, enhancements and upgrades to the ROLLING STONE Properties, but shall not include the Ring Tone Service or the Games. As between RN and DNA, title to and all ownership rights of, in and to the ROLLING STONE Properties, and the copyrights, trademarks, patents and other intellectual property rights related thereto, are and will remain the property of RN, which, as between RN and DNA, shall have the exclusive right to protect the same by copyright, trademark, patent or otherwise.

1.17.	“ROLLING STONE Ring Tone Service” shall mean the Ring Tone Service after incorporating the ROLLING STONE Properties.

1.18.	“ROLLING STONE Ring Tone Service Launch Date” shall mean the date that the ROLLING STONE Ring Tone Service is first available to customers of a Wireless Carrier Partner.

1.19.	“Royalty Report” shall mean the report described in Section 5.3.

1.20.	“Subsequent RN Royalties Advance” shall mean a non-refundable sum of One Million Five Hundred Thousand ($1,500,000) payable in cash, check or other immediately available funds according to the schedule set forth in Section 5.2.2.

1.21.	“Term” shall have the meaning set forth in Section 6.1.

1.22.	“Website Advertising Commitments” shall mean RN’s advertisement commitments set forth in Section 4.2.1.

1.23.	“Wireless Carrier Partner” means a wireless service provider or other third party that has agreed to offer the ROLLING STONE Ring Tone Service and/or one or both of the ROLLING STONE Games to its customers at prices agreed to by the Wireless Carrier Partner or other third party and DNA.

2.	License Grant.

2.1.	License to DNA Trademarks. Subject to the other provisions of this Agreement, DNA hereby grants to RN, solely during the Term, a non-assignable, non-exclusive, right and license, to use, reproduce, publish, perform and display the DNA Trademarks in promotional and marketing materials, content directories and indices, and electronic and printed advertising, publicity, press releases, newsletters and mailings about DNA, DNA’s relationship with RN as established by this Agreement, the ROLLING STONE Ring Tone Service and the ROLLING STONE Games. Prior to each new use of any of the DNA Trademarks in the manner permitted herein, RN shall submit a sample of such proposed use to DNA for its prior written approval, which may not be unreasonably withheld, conditioned or delayed. Once DNA has approved a particular use of a DNA Trademark, the approval will remain in effect for such use until the earlier of (i) the time such approval is withdrawn with reasonable prior written notice or (ii) the expiration of this Agreement.

2.2.	License to ROLLING STONE Properties.

(1)	Subject to the other provisions of this Agreement, RN hereby grants to DNA, solely during the Term, an exclusive (subject to Section 2.2(5)), non-assignable (except as necessary for the licensing and distribution of the ROLLING STONE Ring Tone Service) right and license, solely within the United States, Canada and Japan, to use, reproduce, publish, perform and display the ROLLING STONE brand, name, trademark and logo in the ROLLING STONE Ring Tone Service, and promotional, instructional and marketing materials for the ROLLING STONE Ring Tone Service, including content directories and indices, and electronic and printed advertising, publicity, press releases, newsletters and mailings about the ROLLING STONE Ring Tone Service.

(2)	Subject to the other provisions of this Agreement, RN hereby grants to DNA, solely during the Term, a non-assignable (except as necessary for the licensing and distribution of the ROLLING STONE Games to end users and Wireless Carrier Partners) right and license, solely within the United States, Canada and Japan to use, reproduce, publish, perform and display the ROLLING STONE Properties in the ROLLING STONE Games, and promotional, instructional and marketing materials for the ROLLING STONE Games, including content directories and indices, and electronic and printed advertising, publicity, press releases, newsletters and mailings about the ROLLING STONE Games. The license granted in this Section 2.2(2) in connection with ROLLING STONE Games shall be an exclusive license for the first one (1) year of the Term.

(3)

Approval Required. Prior to each new use of any of the ROLLING STONE Properties in the manner permitted herein, DNA shall submit a sample of such proposed use to RN for its prior written approval, which may not be unreasonably withheld, conditioned or delayed. Once RN has approved a particular use of a ROLLING STONE Property, the approval will remain in effect for such use until the earlier of (i) the time such approval is withdrawn with reasonable prior written notice, and (ii) the expiration of this Agreement. For the avoidance of doubt, DNA shall not, and shall not authorize others to, release, license, distribute or market any ROLLING STONE Ring Tone Service or ROLLING STONE Game without first submitting it to RN in advance and obtaining RN’s prior written approval.

(4)	No Bundling or Endorsements. Notwithstanding any other provision herein, DNA shall not, without RN’s prior written approval:

(a)	bundle; package; tie-in; use as a promotional vehicle, premium or marketing tool; or offer for sale as one offering, the ROLLING STONE Ring Tone Service or any part thereof (including specific ring tones or credits, coupons or similar rights for ring tones that are in any way affiliated with the ROLLING STONE Ring Tone Service of ROLLING STONE Properties) or any ROLLING STONE Game, with any other product or service; or

(b)	use the ROLLING STONE Ring Tone Service, the ROLLING STONE Games or any ROLLING STONE Property, including the ROLLING STONE name, brand, or logo, or use any part of any of the foregoing, to endorse, promote or market, or give the appearance of endorsing, promoting or marketing, another product, service or entity of any sort, other than the mobile service provided by a Wireless Carrier Partner.

Notwithstanding subsections (a) & (b) immediately above, RN approval shall not be required for DNA to bundle in a manner that is wholly consistent with common industry practice a limited number of ring tones that are part of the ROLLING STONE Ring Tone Service together solely with access to the mobile service provided by a Wireless Carrier Partner (and not with any other third party products or services) as a way to promote the ROLLING STONE Ring Tone Service and encourage new users, provided that RN receives its proportionate share of Ring Tone Service Gross Revenue generated by any such promotion (which may be reduced as compared to the regular retail price in proportion to any reduction in payment, credit or remuneration received by DNA as part of such promotion).

(5)	Nature of Exclusivity. Notwithstanding any other provision in this Agreement, nothing in this Agreement prevents RN from licensing ROLLING STONE Properties to third parties for use in connection with wireless games other than the ROLLING STONE Games after one year from the Effective Date of this Agreement. Beginning six (6) months from the Effective Date of this Agreement, RN’s exclusivity obligations in this Agreement with respect to the use of ROLLING STONE brand, name, trademark and logo in connection with ring tones and ring tone services shall apply only to ring tones and ring tone services distributed through wireless service providers or wireless carriers with which DNA or its Japanese affiliate Dwango Co. Ltd. has completed and signed a binding contract that is still in effect for the distribution of the ROLLING STONE Ring Tone Service.

(6)

Use of Rolling Stone Trademarks. DNA shall use each ROLLING STONE trademark in a manner consistent with how it is generally used by Rolling Stone LLC, and not in any manner that will disparage, embarrass or injure the brand. Upon written notice by RN, DNA shall promptly remedy any failure to comply with the previous sentence or, if such remedy is not promptly made, cease its use of such trademark.

3.	Ownership.

3.1.	Ownership of the Ring Tone Service, the Games, and the DNA Trademarks. RN hereby acknowledges that as between RN and DNA, DNA owns all right, title and interest in and to all content, products, services, specifications, documentation, software and other materials supplied by DNA, including, without limitation the Ring Tone Service, the Games, the DNA Trademarks and any improvements and modifications thereto, including all Intellectual Property Rights therein, but specifically excluding all ROLLING STONE Properties.

Except as specifically and clearly set forth in this Agreement, nothing herein, nor the exercise of any rights granted RN hereunder, conveys to RN, and RN shall not acquire by virtue of this Agreement, any Intellectual Property Rights or any other right or title to, or interest in, the Ring Tone Service, the Games or the DNA Trademarks or any part or aspect thereof (or any derivative work).

3.2.	Ownership of ROLLING STONE Properties. DNA hereby acknowledges that as between RN and DNA, RN owns all right, title and interest in and to all content, products, services, specifications, documentation, software and other materials supplied by RN, including, without limitation, the ROLLING STONE Properties and any improvements and modifications thereto, including all Intellectual Property Rights therein.

Except as specifically and clearly set forth in this Agreement, nothing herein, nor the exercise of any rights granted DNA hereunder, conveys to DNA, and DNA shall not acquire by virtue of this Agreement, any Intellectual Property Rights, or any other right or title to, or interest in, the ROLLING STONE Properties or any part or aspect thereof (or any derivative work).

4.	Services to be Performed by and Obligations of Each Party.

4.1.	Services to be performed by and Obligations of DNA.

4.1.1.	Develop, distribute and maintain the ROLLING STONE Ring Tone Service and the ROLLING STONE Games on both BREW™ and Java-enabled handsets, and ensure that the ROLLING STONE Ring Tone Service and ROLLING STONE Games maintain a quality level at least as high as that standard in the industry.

4.1.2.	Secure all necessary Intellectual Property Rights and licenses required for the development, marketing and distribution of the ROLLING STONE Ring Tone Service and the ROLLING STONE Games on both BREW™ and Java-enabled handsets.

4.1.3.	Deliver the ROLLING STONE Ring Tone Service and ROLLING STONE Games to end user customers of the Wireless Carrier Partners, and secure all necessary Intellectual Property Rights and licenses to do so.

4.1.4.	Provide infrastructure and customer support for the proper functioning of the ROLLING STONE Ring Tone Service and the ROLLING STONE Games that is at least as good as the industry standard.

4.1.5.	Provide and maintain the mobile community and mobile entertainment services for the ROLLING STONE Ring Tone Service and the ROLLING STONE Games.

4.1.6.	Create a method for delivering advertisements into the ROLLING STONE Ring Tone Service and the ROLLING STONE Games.

4.1.7.	Provide RealNetworks, Inc. the right to bundle, upon request, the ring tones DNA uses in connection with creating the ROLLING STONE Ring Tones (but not including the ROLLING STONE Properties) in with a package of mobile products and/or services RealNetworks, Inc. makes available through wireless carriers. The parties shall work together in good faith to determine the details of such arrangement, provided that DNA shall make this opportunity available to RealNetworks, Inc. on economic terms no less favorable than DNA makes comparable opportunities available to any of its other distribution partners. Nothing in this provision shall be construed to prohibit RN from using the ROLLING STONE Properties in connection with products and services other than ring tones included in a packaged mobile offering (e.g. the packaged mobile offering may include “Rolling Stone Photos” or “Rolling Stone News,” but not “Rolling Stone Ring Tones”). The right of the Parties to use the ROLLING STONE Properties during the Term in connection with ring tones and games is set forth in Section 2.2.

4.1.8.	Use diligent efforts to maintain and develop distribution relationships with current or potential Wireless Carrier Partners for the ROLLING STONES Ring Tone Service and the ROLLING STONE Games.

4.2.	Services to be performed by and Obligations of RN.

4.2.1.	RollingStone.com Website Advertising Commitments. RN is obligated to provide DNA advertising placements on rollingstone.com during the Term valued at an aggregate total of Six Hundred Thousand Dollars ($600,000). DNA may determine when it wishes to place advertising on rollingstone.com in fulfillment of this $600,000 website advertising obligation, provided that by each of the dates set forth below, DNA shall have placed advertising on rollingstone.com worth no less than the following amounts on a cumulative basis:

Anniversary of Effective Date

By 3-month:	$75,000
By 6-month:	$150,000
By 9-month:	$225,000
By 12-month:	$300,000
By 15-month:	$375,000
By 18-month:	$450,000
By 21-month:	$525,000
By 24-month:	$600,000

For purposes of valuing the advertising provided to DNA under this Agreement, DNA shall receive a discount of Thirty Percent (30%) off of the then-current rate card rates applicable to the website advertising ordered (excluding so-called “rich media” advertising such as eyeblaster, unicast, pointroll, and klipmarc, which rates will be subject to mutual agreement of the parties). The parties shall work together in good faith to determine the exact media placements, and to optimize the advertising campaign over the course of the Term. Ad placements shall be subject to DNA executing and submitting to RN an insertion order in the form attached hereto as Exhibit A, and shall be subject to the then-current terms and conditions governing insertion orders set forth at: http://www.realnetworks.com/products/advertising/terms.html. RN shall not be responsible for any third-party ad-serving fees incurred by DNA. DNA may determine which of its products and services it wishes to advertise, and shall be wholly responsible for providing all creative elements used in connection with the ads.

4.2.2.	Rolling Stone Magazine Advertising Commitments. Once every four (4) months during the Term, for the first twenty four (24) months of the Term, RN shall provide DNA a full-page advertisement in Rolling Stone magazine. Each full-page advertisement shall be valued at $66,666.66. The parties shall work together in good faith to determine the exact media placements. Ad placements shall be subject to DNA executing and submitting an insertion order with Rolling Stone LLC, and shall be subject to the then-current terms and conditions governing such insertion orders. DNA may determine which of its products and services it wishes to advertise, and shall be wholly responsible for providing all creative elements used in connection with the ads.

4.2.3.	Assistance with Carriers. RN shall use reasonable efforts, as reasonably requested by DNA from time to time, to assist DNA in its efforts to maintain and develop relationships with current or potential Wireless Carrier Partners, including through, upon reasonable request by DNA, occasional direct communications by senior executives of RN to current and potential Wireless Carrier Partners promoting DNA, the ROLLING STONE Ring Tone Service and the ROLLING STONE Games to such Wireless Carrier Partners.

4.2.4.	Consider Territory. RN shall, upon request by DNA, consider in good faith the possibility of expanding the scope of the license of the ROLLING STONE Properties to include mutually agreeable international markets beyond the territory covered herein, subject to mutually agreeable business terms such as additional advances. This provision shall not be construed as any sort of right of first refusal for DNA regarding territories outside of the United States, Canada, and Japan.

5.	Payment; Reports; Audits.

5.1.	Royalty. In consideration for the license of the ROLLING STONE Properties and the performance of the services by RN, DNA shall pay RN royalties equal to (i) [*] of all Ring Tone Service Gross Revenue that is generated by ring tones that are Master Recording Tones, plus (ii) [*] of all Ring Tone Service Gross Revenue other than that generated by ring tones that are Master Recording Tones (together the “Ring Tone

[*]  Certain information on this page has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

Royalty”); plus (iii) [*] of Games Gross Revenue (the “Games Royalty,” and together with the Ring Tone Royalty, the “RN Royalties”).

5.2.	Advance Payments, Royalties, Payments.

5.2.1.	Initial Royalty Advance. DNA shall pay to RN the Initial RN Royalties Advance of Seven Hundred Fifty Thousand Dollars ($750,000) within two (2) business days of the Effective Date.

5.2.2.	Subsequent Royalty Advance. DNA shall pay to RN the Subsequent RN Royalties Advance of One Million Five Hundred Thousand Dollars ($1,500,000) pursuant to the following schedule, with each payment due immediately on the date on which it is payable:

6-month anniversary of the Effective Date:	$250,000
9-month anniversary of the Effective Date:	$250,000
12-month anniversary of the Effective Date:	$250,000
15-month anniversary of the Effective Date:	$250,000
18-month anniversary of the Effective Date:	$250,000
21-month anniversary of the Effective Date:	$250,000

TOTAL	$1,500,000

The Initial RN Royalties Advance and the Subsequent RN Royalties Advance shall each be considered non-refundable advance payments of, and credited towards, any RN Royalties due and owing to RN under the terms of this Agreement. For the avoidance of doubt, the Advertising Fee due under this Agreement shall not be credited toward recoupment of either advance, and shall be payable when due regardless of the status of either advance.

5.2.3.	Ring Tone Royalty and Games Royalty. DNA shall pay RN (or credit against any applicable outstanding advance, as the case may be) the Ring Tone Royalty and the Games Royalty no later than thirty (30) days subsequent to the end of each calendar quarter during the Term. DNA shall send each such payment (or credit, as the case may be) along with a Royalty Report as described in Section 5.3 below.

5.2.4.	Advertising Fee. During the Term, DNA shall pay RN the aggregate Advertising Fee of One Million Dollars ($1,000,000) as compensation for, and only after delivery by RN of, the Website Advertising Commitments and the Magazine Advertising Commitments. For the avoidance of doubt, Six Hundred Thousand Dollars ($600,000) of the Advertising Fee is in consideration of the Website Advertising Commitments, and Four Hundred Thousand Dollars ($400,000) of the Advertising Fee is in consideration of the Magazine Advertising Commitments. The initial Advertising Fee payment shall be made on the three-month anniversary of the Effective Date, and all subsequent Advertising Fee payments shall be made on the three-month anniversary of the prior Advertising Fee payment date, until a total of eight (8) Advertising Fee payments are made. If an Advertising Fee payment date is a weekend or a holiday, payment shall be made on the next business day. The amount of each Advertising Fee payment shall be based on the value of the website advertisements provided during such

[*]  Certain information on this page has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

three (3) month period pursuant to the Website Advertising Commitments set forth in Section 4.2.1plus Fifty Thousand Dollars ($50,000) towards the Magazine Advertising Commitments, provided however that the payments shall total, as measured at the end of each three-month period during the Term, no less than an average of $125,000 per three-month period during the Term. For purposes of clarification, the amount of the Advertising Fee DNA shall be required to have paid by each three-month anniversary of the Effective Date shall equal not less than the following amounts:

Anniversary of Effective Date:

By 3-month:	$125,000
By 6-month:	$250,000
By 9-month:	$375,000
By 12-month:	$500,000
By 15-month:	$625,000
By 18-month:	$750,000
By 21-month:	$875,000
By 24-month:	$1,000,000

5.2.5.	Additional Games Advance. DNA shall pay RN an Additional Games Advance of Seventy Five Thousand Dollars ($75,000) for each ROLLING STONE Game in excess of two developed and distributed by DNA under this Agreement. DNA shall pay each Additional Games Advance to RN within ten (10) days of the first date such ROLLING STONE Game is made available to the public.

5.2.6.	Finance Contact. All payments due hereunder, including the Initial RN Royalties Advance, the Subsequent RN Royalties Advance, the Ring Tone Royalties, the Games Royalties, the Advertising Fee and any Additional Games Advances shall be made to RealNetworks, Inc. and sent to the following address, unless RealNetworks, Inc. indicates otherwise in writing:

RealNetworks, Inc.

File 30136

P.O. Box 60000

San Francisco, CA 94160

With a copy of each Royalty Report and statement mailed to:

Guy Barbaro

RealNetworks, Inc.

2012 16th Street

San Francisco, CA 94103

phone: (415) 934-2068

email: gbarbaro@real.com.

5.2.7.	Late Payments. DNA shall pay interest at a rate of 1% per month for every payment due under Section 5.2 of this Agreement that is not paid within five (5) days of the scheduled payment date. The foregoing sentence does not limit any other remedy for failure to pay or late payment by DNA that RN may have under this Agreement.

5.3.	Royalty Reports. During the entire Term and for not less than two (2) years following the termination or expiration of this Agreement, DNA shall maintain copies of all documents, including those delivered to it by the Wireless Carrier Partners, that are necessary to calculate the Ring Tone Service Gross Revenue (including those necessary to calculate the relative amount generated by ring tones that are Master Recording Tones) and the Games Gross Revenue. DNA shall be responsible for preparation and delivery of Royalty Reports, which shall be due within thirty (30) days subsequent to the end of each calendar quarter during the Term (but not including the calendar quarter ended March 31, 2004), and which shall clearly show the breakdown of Gross Revenue by (i) Ring Tone Service Gross Revenue generated by ring tones that are Master Recording Tones, (ii) Ring Tone Service Gross Revenue generated by ring tones that are not Master Recording Tones, and (iii) Games Gross Revenues. Without limiting the foregoing obligation, such report shall also include all information reasonably necessary for computation and confirmation of the RN Royalties, if any, for such quarterly period.

5.4.	Audits. In connection with the obligations undertaken by DNA hereunder to prepare and deliver the Royalty Reports and to preserve the records related thereto, an accountant experienced in audits designated by RN and consented to by DNA (which consent shall not be unreasonably withheld, conditioned or delayed) may inspect the records on which such reports are based no more than once per calendar year. Upon written request by RN, DNA shall send the records upon which the Royalty Reports are based to the agreed upon accountant. RN may request an audit by providing no less than ten (10) days advanced notice. RN shall be obligated to pay the fees and expenses of the accountant; provided that DNA shall be obligated to pay such fees and expenses if the accountant determines that DNA prepared such report incorrectly resulting in underpayment of the RN Royalties by more than five percent (5%) for the period being audited. DNA shall immediately pay any such underpayments to RN, plus interest at a rate equal to 15.0% per annum.

6.	Term and Termination.

6.1.	Term. The term of this Agreement and the licenses granted herein shall begin on the Effective Date of this Agreement and shall expire on the earlier of (i) the date two (2) calendar years from the ROLLING STONE Ring Tone Service Launch Date, or (ii) the date that is the 26th month anniversary of the Effective Date, unless terminated earlier pursuant to this section of the Agreement (“Term”).

6.2.	Termination. Either party may terminate this Agreement prior to the expiration of the Term in the event that the other party (i) files in any court or agency a petition in bankruptcy or insolvency, (ii) is served with an involuntary petition against it that is filed in any insolvency proceeding, and such petition is not dismissed within sixty (60) days after the filing thereof, (iii) makes an assignment for the benefit of creditors, or (iv) breaches any material representation, obligation or covenant contained herein, including the obligation to pay any advance due under this Agreement, unless such breach is cured no later than thirty (30) days from the date of receipt of notice of such breach, or if by the nature of the breach it is not able to be so cured, it is resolved to the non-breaching party’s satisfaction.

6.3.	Return of ROLLLING STONE Property. Upon expiration or termination of the Agreement, DNA shall cease all use, marketing and distribution of ROLLING STONE Property in any form, and shall return or destroy all materials which contain ROLLING STONE Property.

7.	Confidentiality Agreement.

7.1.	Confidentiality Obligations. The Parties agree that no Party shall disclose the Confidential Material, or any part thereof, to any person or entity without the prior written consent of the other Party; and each Party shall treat any Confidential Material as confidential and proprietary information of the other Party. Notwithstanding anything to the contrary herein, the obligations of the Parties contained within this paragraph 7 shall survive any termination or expiration of this Agreement. For purposes of Section 7 of this Agreement, “Party” shall include the directors, officers, employees, consultants, agents, and successors of such Party. Each Party agrees to only disclose Confidential Materials to those officers, directors, and employees who need access to the Confidential Materials in order so that the Party may perform its obligations under this Agreement and to require such persons to comply with terms of this Agreement.

7.2.	Exceptions to Confidentiality Obligations. The obligations of this paragraph 7 shall not apply to any Confidential Material which (a) is or becomes available to the public through no breach of this Agreement; (b) is independently developed by a Party without the use of Confidential Material of the other Party; (c) is approved for release by written authorization of the disclosing Party, but only to the extent of and subject to such conditions as may be imposed in such written authorization; (d) is required by law or regulation to be disclosed, but only to the extent and for the purposes of such required disclosure; or (e) is disclosed in response to a valid order of a court or other governmental body of the United States or any political subdivisions thereof, but only to the extent of and for the purposes of such order; provided, however, that the Party receiving the Confidential Material shall first notify the disclosing Party hereto of the order and permit the disclosing Party to seek an appropriate protective order.

8.	Proprietary Rights Warranty and Indemnification.

8.1.	Representations and Warranties.

8.1.1.	RN hereby represents and warrants that:

(a)	RN either owns or has licensed, and will own or have a license to throughout the Term, all Intellectual Property Rights required to grant the licenses that RN has granted under this Agreement, and, as of the Effective Date, there is no claim, litigation or proceeding pending or threatened with respect to those rights or any component thereof.

(b)

RN either owns or has licensed, and will continue to own or have licensed throughout the Term, all Intellectual Property Rights and other rights required to reproduce, distribute, and market the ROLLING STONE Properties (but specifically excluding the Ring Tone Service and the Games), and including all modifications, versions and additions thereto made or provided by RN throughout the Term, and that as of the Effective Date there is no claim, litigation or proceeding pending or threatened with respect to the ROLLING STONE Properties; and

(c)	Distribution, reproduction, promotion, and marketing of the ROLLING STONE Properties in accordance with the terms of this Agreement will not infringe on any third party’s rights, including, without limitation, any rights of copyright, trademark, patent, unfair competition, defamation, publicity or privacy.

8.1.2.	DNA hereby represents and warrants that:

(a)	DNA either owns or has licensed, and will own or have a license to throughout the Term, all Intellectual Property Rights required to grant the licenses that it has granted under this Agreement, and, as of the Effective Date, there is no claim, litigation or proceeding pending or threatened with respect to those rights or any component thereof;

(b)	DNA either owns or has licensed, and will continue to own or have licensed throughout the Term, all Intellectual Property Rights and other rights required to develop, reproduce, distribute, and market the Games and the Ring Tone Service, including all music, images, photos, text, logos, and other content (but specifically excluding the ROLLING STONE Properties) and all technology incorporated therein and used in connection therewith, and including all modifications, versions and additions thereto throughout the Term, and that as of the Effective Date there is no claim, litigation or proceeding pending or threatened with respect to the Games or the Ring Tone Service or any component thereof; and

(c)	Distribution, reproduction, development, promotion, marketing of and support for the ROLLING STONE Games and ROLLING STONE Ring Tones Service in accordance with the terms of this Agreement will not infringe on any third party’s rights, including, without limitation, any rights of copyright, trademark, patent, unfair competition, defamation, publicity or privacy.

8.2.	Indemnification. Each Party hereby agrees to, and shall, indemnify, defend and hold harmless the other Party and its directors, officers, agents and employee for damages, liabilities, costs and expenses resulting from any and all legal actions and threats of legal actions brought against the other Party by a third party (i) charging or alleging that the Intellectual Property Rights of such indemnifying Party infringe the patent, copyright, trademark or other Intellectual Property Rights of such third party, and (ii) arising from a breach or alleged breach of any representation or warranty made by the indemnifying party of Sections 8 or 9 of this Agreement. The forgoing rights and obligations of indemnity are conditioned on (i) prompt written notification from the Party seeking indemnification to the indemnifying Party of the claim for which indemnity is sought; (ii) sole control by the indemnifying Party of the defense of any action and all negotiations for settlement and compromise; and (iii) cooperation and assistance from the Party seeking indemnification, including reasonable disclosure of information and authority necessary to perform the above. The indemnified Party shall be responsible for the costs and fees of its own counsel if it desires to have separate legal representation in any such action.

9.	General Warranties. Each Party hereby warrants and represents that it has full legal rights and authority to enter into this Agreement and to perform all of its obligations hereunder, and that by entering into this Agreement or performing its obligations hereunder, it is not in default or breach of any contract or agreement with any third party and it is not violating or infringing upon the rights of any third party. Each Party represents and warrants that it is not prohibited nor in any manner otherwise restricted, by any law, regulation or administrative or judicial order of the United States from entering into this Agreement or carrying out its provisions or the transactions contemplated thereby.

10.	DISCLAIMER. EXCEPT FOR THE EXPRESS WARRANTIES AND REPRESENTATIONS SET FORTH IN THIS AGREEMENT, NEITHER PARTY MAKES ANY OTHER WARRANTIES, EXPRESS OR IMPLIED. EACH PARTY EXPRESSLY DISCLAIMS ALL OTHER WARRANTIES AND REPRESENTATIONS, WHETHER EXPRESS OR IMPLIED, INCLUDING WITHOUT LIMITATION THE IMPLIED WARRANTIES OF MERCHANTIBILITY AND FITNESS FOR A PARTICULAR PURPOSE.

11.	INCIDENTIAL OR CONSEQUENTIAL DAMAGE. UNLESS OTHERWISE PROHIBITED BY LAW, NEITHER PARTY WILL BE LIABLE FOR ANY INCIDENTAL OR CONSEQUENTIAL DAMAGES WITH RESPECT TO ANY SUBJECT MATTER OF THIS AGREEMENT.

12.	Common Stock Warrant. Upon execution and delivery of this Agreement by the Parties, DNA shall issue a warrant to RN to purchase Two Hundred Twenty Two Thousand Nine Hundred Ninety Eight (222,998) shares of common stock of DNA, and shall issue a warrant to Rolling Stone LLC to purchase Two Hundred One Thousand and Three Hundred Ninety Eight (201,398) shares of common stock of DNA. DNA hereby represents and warrants that Four Hundred Twenty Four Thousand Three Hundred Ninety Six (424,396) shares represents two percent (2%) of the outstanding securities of DNA on a fully-diluted, as-converted basis immediately following the closing of DNA’s convertible debt-offering on March 19, 2004. The warrants shall be in the forms attached hereto as Exhibits B-1 and B-2.

13.	Insurance. For the length of the Term, DNA agrees to maintain valid and collectible insurance coverage of the following types with reputable insurance companies with limits not less than $1,000,000 per occurrence/$2,000,000 aggregate: (a) commercial general liability, (b) “multi-media” and/or product liability, and (c) “errors and omissions” liability. In the event DNA’s coverage is written on a “claims made” basis, DNA shall, following the termination or expiration of this Agreement, continue to maintain coverage for a period of not less than two (2) years following said termination or expiration. DNA shall ensure that Rolling Stone LLC and RealNetworks, Inc., are each named as certificate holders or additional insureds on the certificate of insurance, and shall mail RN a certificate of insurance evidencing such coverage promptly following the Effective Date.

14.	Choice of Law and Venue. This Agreement shall be governed, construed and enforced in accordance with the laws of the state of Washington (without regard to its principles of choice of law), and applicable federal law. The parties consent to the exclusive jurisdiction of the local, state and federal courts located in King County, Washington.

15.	Severability. Whenever possible, each provision of this Agreement shall be interpreted in such a manner as to be effective and valid under applicable law, but if any provision of this Agreement shall be prohibited by or invalid under applicable law, such provisions shall be ineffective only to the extent of such prohibition or invalidity, without invalidating the remainder of such provision or the remaining provisions of this Agreement.

16.	Press Releases and Public Statements. Notwithstanding any other provision herein, neither party shall issue any press release or make any other public statement regarding this Agreement or the transactions contemplated herein without the prior written consent of the other party.

17.	Delivery of Notices and Payments. Unless otherwise directed in writing by the parties, all notices given hereunder shall be sent via Federal Express or another equivalent express delivery service, or by facsimile with confirmation of transmission, to the name and addresses set forth on the signature page of this Agreement, provided that if the notice is intended for RN, it need not be sent to Rolling Stone LLC, only to RealNetworks, Inc. All notices, requests, consents and other communications under this Agreement shall be in writing and shall be deemed to have been delivered on the day after the date sent via facsimile or two days after the date sent via Federal Express or other equivalent express delivery service via overnight delivery.

18.	Entire Agreement. This Agreement constitutes the entire understanding between the Parties regarding the subject matter hereof. No modification or change in this Agreement shall be valid or binding upon the Parties unless in writing, executed by the parties to be bound thereby.

19.	Assignability. No rights or interest arising under this Agreement may be transferred or assigned by any Party without the prior written consent of the other Parties; provided that any Party may assign this Agreement in whole or part without consent to any entity controlling, controlled by or under common control with such Party, or to any entity that acquires such Party by purchase of stock or by merger or otherwise, or by obtaining substantially all of the assets of such Party’s applicable business unit.

20.	Not a Partnership. This Agreement does not constitute and shall not be construed as constituting a partnership or joint venture among the Parties hereto, or an employee-employer relationship. No Party shall have any right to obligate or bind any other Party in any manner whatsoever, and nothing herein contained shall give, or is intended to give, any rights of any kind to any third persons.

21.	Counterparts. This Agreement may be executed in several counterparts, each of which will be deemed to be an original, and each of which alone and all of which together, shall constitute one and the same instrument, but in making proof of this Agreement it shall not be necessary to produce or account for each copy of any counterpart other than the counterpart signed by the Party against whom this Agreement is to be enforced. This Agreement may be transmitted by facsimile, and it is the intent of the parties for the facsimile of any autograph printed by a receiving facsimile machine to be an original signature and for the facsimile and any complete photocopy of the Agreement to be deemed an original counterpart.

22.	Attorney’s Fees. The prevailing Party in any legal proceedings to enforce this Agreement or to recover damages because of an alleged breach thereof shall be entitled to recover its reasonable attorneys’ fees and costs.

23.	Captions. All captions in this Agreement are intended solely for the convenience of the Parties, and none shall affect the meaning or construction of any provision.

24.	Survival of Agreement. Upon termination or expiration of this Agreement for any reason, the following provisions of this Agreement shall survive: Sections 1, 3, 5.1, 7-24.

[signature page follows]

IN WITNESS WHEREOF, the parties have executed this Agreement on the date first set forth above.

DWANGO NORTH AMERICA Corp.:

By:	/s/ Rick Hennessey

Rick Hennessey, Chief Executive Officer 200 West Mercer St., Suite 501 Seattle, WA 98117

REALNETWORKS, INC.:

By:	/s/ Sean Ryan

Sean Ryan, VP Music Services 2012 16th Street San Francisco, CA 94103

By signing this Agreement below, Rolling Stone LLC agrees and acknowledges that (i) it has reviewed and hereby approves this Agreement, (ii) RealNetworks, Inc. is authorized to enter into this Agreement and to grant DNA all the rights to ROLLING STONE Properties granted herein, and (iii) that, as between RealNetworks, Inc. and Rolling Stone LLC, this Agreement shall be governed under Section 9(d) of that certain Website License and Operation Agreement between RealNetworks, Inc. and Rolling Stone LLC dated December 19th 2003 together with the side letter agreement to this Agreement between RealNetworks, Inc. and Rolling Stone LLC dated as of the same date hereof.

APPROVED.

ROLLING STONE LLC:

By:	/s/ Timothy Walsh

Timothy Walsh Vice President 1290 Avenue of the Americas New York, NY 10104

[SIGNATURE PAGE TO DWANGO/REALNETWORKS CO-PUBLISHING AGREEMENT]

Exhibit A

Insertion Order to be Used for Advertising on RollingStone.com Website

Exhibit B-1

Form of RealNetworks, Inc. Common Stock Warrant

Exhibit B-2

Form of Rolling Stone LLC Common Stock Warrant